Filed Pursuant to Rule 424(b)(3)

Registration No. 333-205567

PROSPECTUS

$3,500,000,000

TENET HEALTHCARE CORPORATION

Offer to exchange our (i) 5.00% Senior Notes due 2019, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of our outstanding unregistered 5.00% Senior Notes due 2019 issued on March 10, 2014 and June 25, 2014, (ii) 5.50% Senior Notes due 2019, which have been registered under the Securities Act, for any and all of our outstanding unregistered 5.50% Senior Notes due 2019 issued on September 29, 2014, and (iii) 6.75% Senior Notes due 2023, which have been registered under the Securities Act, for any and all of our outstanding unregistered 6.75% Senior Notes due 2023 issued by TCH Escrow Corporation II on June 16, 2015, and assumed by us on June 16, 2015.

The exchange offer and withdrawal rights will expire at 11:59 P.M., Eastern Time, on August 17, 2015 (the 20th business day following the date of this prospectus), unless extended.

We are offering to exchange up to $1,100,000,000 aggregate principal amount of our new 5.00% Senior Notes due 2019, which have been registered under the Securities Act and are referred to in this prospectus as the “5% new notes,” for any and all of our outstanding 5.00% Senior Notes due 2019 issued on March 10, 2014 and June 25, 2014 and referred to in this prospectus as the “5% old notes.”

We are also offering to exchange up to $500,000,000 aggregate principal amount of our new 5.50% Senior Notes due 2019, which have been registered under the Securities Act and are referred to in this prospectus as the “5.5% new notes,” for any and all of our outstanding 5.50% Senior Notes due 2019 issued on September 29, 2014 and referred to in this prospectus as the “5.5% old notes.”

Finally, we are offering to exchange up to $1,900,000,000 aggregate principal amount of our new 6.75% Senior Notes due 2023, which have been registered under the Securities Act and are referred to in this prospectus as the “6.75% new notes,” for any and all of our outstanding 6.75% Senior Notes due 2023 issued by THC Escrow Corporation II on June 16, 2015, and assumed by us on June 16, 2015, and referred to in this prospectus as the “6.75% old notes.”

The 5% new notes, the 5.5% new notes and the 6.75% new notes are referred to in this prospectus as the “new notes.” The 5% old notes, the 5.5% old notes and the 6.75% old notes are referred to in this prospectus as the “old notes.” The new notes and the old notes are collectively referred to in this prospectus as the “notes.”

We are offering you new notes, with terms substantially identical to those of the respective series of old notes, in exchange for such old notes in order to satisfy our registration obligations from the respective transactions under which the respective old notes were issued. If you fail to tender your old notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

See “Risk Factors” starting on page 8 of this prospectus for a discussion of risks associated with the exchange of old notes for the new notes offered hereby.

We will exchange new notes for all old notes that are validly tendered and not withdrawn before expiration of the exchange offer. You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer. The exchange procedure is more fully described in “The Exchange Offer—Procedures for Tendering.”

The terms of the 5% new notes are identical in all material respects to those of the 5% old notes, except that the transfer restrictions and registration rights applicable to the 5% old notes do not apply to the 5% new notes. The terms of the 5.5% new notes are identical in all material respects to those of the 5.5% old notes, except that the transfer restrictions and registration rights applicable to the 5.5% old notes do not apply to the 5.5% new notes. The terms of the 6.75% new notes are identical in all material respects to those of the 6.75% old notes, except that the transfer restrictions and registration rights applicable to the 6.75% old notes do not apply to the 6.75% new notes. See “Description of the 5% New Notes and the 5.5% New Notes” and “Description of the 6.75% New Notes” for more details on the terms of the new notes.

We will not receive any proceeds from the exchange offer.

There is no established trading market for the new notes or the old notes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it may be a statutory underwriter and that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the expiration time, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The exchange of old notes for new notes should not be a taxable event for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

July 21, 2015

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

This prospectus contains summaries of material terms of certain documents and refers you to certain documents that we have filed with the Securities and Exchange Commission.

You can obtain copies of documents incorporated by reference in this prospectus, without charge, by requesting them in writing or by telephone from us at Tenet Healthcare Corporation, Corporate Secretary, 1445 Ross Avenue, Suite 1400, Dallas, Texas 75202, telephone (469) 893-2200.

Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it may be a statutory underwriter and that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealers in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented from time to time, available to such broker-dealers for use in connection with any such resales of new notes, or, if earlier, when all new notes subject to the exchange offer have been disposed of by such broker-dealers.

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration of the exchange offer.

SUMMARY

This summary highlights selected information from this prospectus and is therefore qualified in its entirety by the more detailed information appearing elsewhere in, or incorporated by reference into, this prospectus. It may not contain all the information that is important to you. We urge you to read carefully this entire prospectus and the other documents to which it refers to understand fully the terms of the notes. References in this prospectus to “Tenet,” “the Company,” “we,” “us,” “our” and “ours” refer to Tenet Healthcare Corporation and its consolidated subsidiaries unless the context otherwise requires.

Our Company

Tenet Healthcare Corporation is a national, diversified healthcare services company. We operate regionally focused, integrated healthcare delivery networks in large urban and suburban markets. At the core of our networks are acute care and specialty hospitals that, together with our strategically aligned outpatient facilities and related businesses, allow us to provide a comprehensive range of healthcare services in the communities we serve. As of March 31, 2015, we operated 80 hospitals (one of which is temporarily closed), 215 outpatient centers, six health plans and Conifer Health Solutions LLC (“Conifer”), which provides healthcare business process services in the areas of revenue cycle management, value-based care and patient communications. On October 1, 2013, we acquired Vanguard Health Systems, Inc. (“Vanguard”), an investor-owned hospital company whose operations complemented our existing business. Through this acquisition, we significantly increased our scale, became more geographically diverse and expanded the services we offer. On June 16, 2015, we acquired a 50.1% stake in USPI Holding Company, Inc., a joint venture that combines the short-stay surgery and imaging center assets of Tenet and United Surgical Partners International (“USPI”). The new joint venture has ownership interests in 249 ambulatory surgery centers, 18 short-stay surgical hospitals and 20 imaging centers in 29 states. Also on June 16, 2015, we acquired European Surgical Partners Limited (“Aspen”). Aspen is engaged in the business of operating private acute healthcare services in the United Kingdom.

We were incorporated in the state of Nevada in 1975. Our executive offices are located at 1445 Ross Avenue, Suite 1400, Dallas, Texas 75202. Our telephone number is (469) 893-2200. We can be found on the World Wide Web at www.tenethealth.com. Information on our website is not part of this prospectus.

The Exchange Offer

On March 10, 2014, we completed a private offering of $600,000,000 aggregate principal amount of 5.00% Senior Notes due 2019. On June 25, 2014, we completed a private offering of $500,000,000 aggregate principal amount of 5.00% Senior Notes due 2019, which were issued as “additional notes” under the indenture dated as of March 10, 2014 and thus form a single, fungible series with the 5% old notes issued on March 10, 2014. On September 29, 2014, we completed a private offering of $500,000,000 aggregate principal amount of 5.50% Senior Notes due 2019. On June 16, 2015, THC Escrow Corporation II completed a private offering of $1,900,000,000 aggregate principal amount of 6.75% Senior Notes due 2023, which we assumed on June 16, 2015. As part of such offerings and assumption, as applicable, we entered into exchange and registration rights agreements with the applicable initial purchasers of the old notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the applicable series of old notes. Below is a summary of the exchange offer.

Old notes	5.00% Senior Notes due 2019 originally issued on March 10, 2014 and June 25, 2014.

5.50% Senior Notes due 2019 originally issued on September 29, 2014.

6.75% Senior Notes due 2023 originally issued on June 16, 2015.

New notes	Notes of the same respective series, the issuance of which has been registered under the Securities Act. The terms of the 5% new notes are identical in all material respects to those of the 5% old notes, except that the transfer restrictions and registration rights applicable to the 5% old notes do not apply to the 5% new notes. The terms of the 5.5% new notes are identical in all material respects to those of the 5.5% old notes, except that the transfer restrictions and registration rights applicable to the 5.5% old notes do not apply to the 5.5% new notes. The terms of the 6.75% new notes are identical in all material respects to those of the 6.75% old notes, except that the transfer restrictions and registration rights applicable to the 6.75% old notes do not apply to the 6.75% new notes.

Terms of the offer	We are offering to exchange a like amount of new notes for the respective series of our old notes in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $1,100,000,000 aggregate principal amount of 5% old notes outstanding, $500,000,000 aggregate principal amount of 5.5% old notes outstanding and $1,900,000,000 aggregate principal amount of 6.75% old notes outstanding. We will issue the new notes promptly after the expiration of the exchange offer.

Expiration time	The exchange offer will expire at 11:59 P.M., Eastern time, on August 17, 2015 (the 20th business day following the date of this prospectus), unless extended.

Procedures for tendering	To tender old notes, you must complete and sign a letter of transmittal in accordance with the instructions contained in it and forward it by mail, facsimile or hand delivery, together with any other documents required by the letter of transmittal, to the exchange agent, either with the old notes to be tendered or in compliance with the specified procedures for guaranteed delivery of old notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender old notes pursuant to the exchange offer. See “The Exchange Offer—Procedures for Tendering.”

Letters of transmittal and certificates representing old notes should not be sent to us. Such documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offer—Exchange Agent.”

Acceptance of old notes for exchange; issuance of new notes	Subject to the conditions stated in “The Exchange Offer—Conditions to the Exchange Offer,” we will accept for exchange any and all old notes that are properly tendered in the exchange offer before the expiration time. The new notes will be delivered promptly after the expiration time.

Interest payments on the new notes	The 5% new notes will bear interest from the most recent date through which interest has been paid on the 5% old notes. If your 5% old notes are accepted for exchange, then you will receive interest on the 5% new notes and not on the 5% old notes.

The 5.5% new notes will bear interest from the most recent date through which interest has been paid on the 5.5% old notes. If your 5.5% old notes are accepted for exchange, then you will receive interest on the 5.5% new notes and not on the 5.5% old notes.

The 6.75% new notes will bear interest from the date of the initial issuance of the 6.75% old notes. If your 6.75% old notes are accepted for exchange, then you will receive interest on the 6.75% new notes and not on the 6.75% old notes.

Withdrawal rights	You may withdraw your tender at any time before the expiration time.

Conditions to the exchange offer	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes. See “The Exchange Offer—Conditions to the Exchange Offer” for more information.

Resales of new notes	Based on interpretations by the staff of the Securities and Exchange Commission, or the SEC, as detailed in a series of no-action letters issued by the SEC to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the new notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the new notes;

•	you are not an “affiliate” of ours; and

•	you are not a broker-dealer that acquired any of its old notes directly from us.

If you fail to satisfy any of the foregoing conditions, you will not be permitted to tender your old notes in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of your old notes unless such sale is made pursuant to an exemption from such requirements.

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale or other transfer of the new notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.

See “The Exchange Offer—Resales of New Notes.”

Exchange agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent in connection with the exchange offer. The address and telephone and facsimile numbers of the exchange agent are listed under the heading “The Exchange Offer—Exchange Agent.”

Use of proceeds	We will not receive any proceeds from the issuance of new notes in the exchange offer. We will pay all expenses incident to the exchange offer. See “Use of Proceeds” and “The Exchange Offer—Fees and Expenses.”

The New Notes

The terms of each series of new notes are identical in all material respects to those of the applicable series of old notes, except that the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes. The new notes will evidence the same debt as the respective series of old notes and will be governed by the same indenture under which the applicable series of old notes were issued. Where we refer to “new notes” in this prospectus, we are referring, collectively, to the 5% new notes, the 5.5% new notes and the 6.75% new notes. Where we refer to “old notes” in this prospectus, we are referring, collectively, to the 5% old notes, 5.5% old notes and 6.75% old notes. Where we refer to “notes” in this prospectus, we are referring to both the old notes and the new notes.

Notes offered	Up to $1,100,000,000 aggregate principal amount of 5% Senior Notes due 2019, which have been registered under the Securities Act.

Up to $500,000,000 aggregate principal amount of 5.5% Senior Notes due 2019, which have been registered under the Securities Act.

Up to $1,900,000,000 aggregate principal amount of 6.75% Senior Notes due 2023, which have been registered under the Securities Act.

Maturity date	With respect to the 5% new notes and the 5.5% new notes, March 1, 2019.

With respect to the 6.75% new notes, June 15, 2023.

Listing	We do not intend to apply for listing of the new notes on any securities exchange or for inclusion of the notes in any automated quotation system.

Interest	Interest on the 5% new notes will accrue at the rate of 5.00% per annum, accruing from the most recent date to which interest has been paid on the 5% old notes. Interest on the 5.5% new notes will accrue at the rate of 5.50% per annum, accruing from the most recent date to which interest has been paid on the 5.5% old notes. Interest on the 6.75% new notes will accrue at the rate of 6.75% per annum, accruing from the date of the initial issuance of the 6.75% old notes.

Interest on the 5% new notes and the 5.5% new notes will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2014 (in respect of the 5% new notes) and commencing on March 1, 2015 (in respect of the 5.5% new notes), to holders of record on the immediately preceding February 15 and August 15.

Interest on the 6.75% new notes will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2015, to holders of record on the immediately preceding June 1 and December 1.

Guarantees	None.

Ranking	The notes will be our unsecured senior obligations and will rank equally in right of payment with all of our existing and future unsecured senior debt, will rank senior in right of payment to all of our existing and future unsecured subordinated debt, will be subordinated to our senior secured obligations to the extent of the value of the collateral securing our senior secured obligations, and will be effectively subordinated to our obligations under our credit agreement and will be structurally subordinated to the obligations of our subsidiaries that guarantee our senior secured obligations to the extent of the value of the collateral securing borrowings thereunder. See “Description of the 5% New Notes and the 5.5% New Notes” and “Description of the 6.75% New Notes.”

Change of Control	Upon the occurrence of a “change of control” (as specified in “Description of the 5% New Notes and the 5.5% New Notes—Repurchase at the Option of Holders” and “Description of the 6.75% New Notes—Repurchase at the Option of Holders”), we may be required to purchase all or any part of the notes at 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest.

Redemption	We may redeem the notes, in whole or in part, at any time, at a redemption price equal to 100% of the principal amount of the notes and any accrued but unpaid interest thereon, plus an applicable make-whole payment. See “Description of the 5% New Notes and the 5.5% New Notes—Make-Whole Redemption” and “Description of the 6.75% New Notes—Make-Whole Redemption.”

Certain Covenants	The indentures governing the new notes will contain covenants that, among other things, will restrict our ability and the ability of our subsidiaries to:

•	incur liens;

•	enter into sale and lease-back transactions; or

•	consolidate, merge or sell all or substantially all of our assets, other than in certain transactions between one or more of our wholly owned subsidiaries and us.

These restrictions are subject to a number of important exceptions and qualifications. In particular, there are no restrictions on our ability or the ability of our subsidiaries to incur additional indebtedness, make restricted payments, pay dividends or make distributions in respect of capital stock, purchase or redeem capital stock, enter into transactions with affiliates or make advances to, or invest in, other entities (including unaffiliated entities). See “Risk Factors—Risks Related to the New Notes—The protections provided in the new notes are limited, and we may take actions that could adversely affect the new notes.”

Form and denominations	We will issue the new notes in fully registered form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each of the new notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company, or DTC. You will hold a beneficial interest in one or more of the notes through DTC, and DTC and its direct and indirect participants will record your beneficial interest in their books. Except under limited circumstances, we will not issue certificated new notes.

Trustee	The Bank of New York Mellon Trust Company, N.A.

RISK FACTORS

Before tendering the old notes, prospective participants in the exchange offer should carefully consider the discussions of cautionary factors describing risks relating to our business and an investment in our securities in our Annual Report on Form 10-K for the year ended December 31, 2014 (“Annual Report”), incorporated by reference into this prospectus, and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015 (“Quarterly Report”), incorporated by reference into this prospectus. See “Where You Can Find More Information” for an explanation of how to get a copy of our Annual Report and Quarterly Report. Other risks related to the new notes include the following:

•	The protections provided in the new notes are limited, and we may take actions that could adversely affect the new notes.

•	We depend on funds from our subsidiaries, which affects our ability to obtain funds to meet our debt service obligations.

•	We may be unable to purchase the new notes upon a change of control.

•	Although the new notes are referred to as “senior notes,” they will be effectively subordinated to any secured debt we may incur and structurally subordinated to indebtedness of our subsidiaries.

•	There is no public market for the new notes, and you cannot be sure that an active trading market will develop for the new notes.

The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Our subsequent filings with the SEC may contain amended and updated discussions of significant risks. We cannot predict future risks or estimate the extent to which they may affect our financial performance.

Risks Related to the Exchange Offer

You may have difficulty selling the old notes you do not exchange.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes as described in the legend on the global notes representing the old notes. There are restrictions on transfer of your old notes because we issued the old notes under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may offer or sell the old notes only if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. We do not intend to register any old notes not tendered in the exchange offer and, upon consummation of the exchange offer, you will not be entitled to any rights to have your untendered old notes registered under the Securities Act. In addition, the trading market, if any, for the remaining old notes will be adversely affected depending on the extent to which old notes are tendered and accepted in the exchange offer.

Broker-dealers may need to comply with the registration and prospectus delivery requirements of the Securities Act.

Any broker-dealer that (1) exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the new notes or (2) resells new notes that were received by it for its own account in the exchange offer may be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive new notes in the exchange offer if the exchange offer procedure is not followed.

We will issue the new notes in exchange for your old notes only if you tender the old notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If you are the beneficial holder of old notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender on your behalf.

FORWARD-LOOKING STATEMENTS

Certain statements contained in, or incorporated by reference into, this prospectus constitute “forward-looking statements.” Such forward-looking statements are based on our management’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following:

•	Our ability to fully realize the anticipated benefits and synergies of our acquisitions and to successfully complete the integration of businesses we acquire;

•	The future impact of the Affordable Care Act on our business and the enactment of, or changes in, laws and regulations affecting the healthcare industry generally;

•	The effect that adverse economic conditions have on our volumes and our ability to collect outstanding receivables on a timely basis, among other things;

•	Adverse litigation or regulatory developments;

•	Our ability to enter into managed care provider arrangements on acceptable terms;

•	Cuts to Medicare and Medicaid payment rates or changes in reimbursement practices;

•	Competition;

•	Our success in implementing our business development plans, including growing our outpatient business;

•	Our ability to hire and retain qualified personnel, especially healthcare professionals;

•	The availability and terms of capital to fund the expansion of our business, including the acquisition of additional facilities;

•	Our success in marketing Conifer’s revenue cycle management, healthcare information management, management services, and patient communications and engagement services;

•	Our ability to identify and execute on measures designed to save or control costs or streamline operations;

•	The impact of our significant indebtedness;

•	Our success in operating our health plans and accountable care networks; and

•	Other factors and risks referenced in our Annual Report, Quarterly Report and our other public filings.

Also included among the foregoing factors are the positive and negative effects of health reform legislation on reimbursement and utilization, as well as the future design of provider networks and insurance plans, including pricing, provider participation, coverage, and co-pays and deductibles.

These and other risks and uncertainties are described in the “Risk Factors” section of this prospectus, “Risk Factors” under Item 1A of Part I of our Annual Report, “Forward-Looking Statements” under Item 1 of Part I of our Annual Report, “Risk Factors” under Item 1A of Part II of our Quarterly Report, and “Forward-Looking Statements” under Item 2 of Part I of our Quarterly Report.

When considering forward-looking statements, a reader should keep in mind the risk factors and other cautionary statements included and incorporated by reference in this prospectus. Should one or more of the risks and uncertainties described or incorporated by reference in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. We specifically disclaim any obligation to update any information contained in a forward-looking statement or any forward-looking statement in its entirety and, therefore, disclaim any resulting liability for potentially related damages. All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

USE OF PROCEEDS

We will not receive proceeds from the issuance of the new notes offered hereby. In consideration for issuing the new notes in exchange for old notes as described in this prospectus, we will receive old notes of like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled.

SELECTED FINANCIAL DATA OF TENET HEALTHCARE CORPORATION

The following tables present selected consolidated financial data for Tenet Healthcare Corporation and its wholly owned and majority-owned subsidiaries for the years ended December 31, 2010 through 2014 and for the three months ended March 31, 2014 and 2015. Because we acquired Vanguard on October 1, 2013, the 2013 columns in the tables below include results of operations for Vanguard and its consolidated subsidiaries for the three months ended December 31, 2013 only. All amounts related to shares, share prices and earnings per share for periods ending prior to October 11, 2012 have been restated to give retrospective presentation for the reverse stock split described in Note 2 to our Consolidated Financial Statements. The tables should be read in conjunction with Item 7 in our Annual Report, Management’s Discussion and Analysis of Financial Condition and Results of Operations, Item 2 in our Quarterly Report, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and our Consolidated Financial Statements and notes thereto included in our Annual Report and Quarterly Report.

OPERATING RESULTS

	For the Three Months Ended March 31,		December 31,
	2015	2014	2014	2013	2012	2011	2010
	(In Millions, Except Per Share Amounts)
Net operating revenues:
Net operating revenues before provision for doubtful accounts	$4,791	$4,306	$17,920	$12,074	$9,904	$9,371	$8,992
Less: Provision for doubtful accounts	363	380	1,305	972	785	717	727

Net operating revenues	4,428	3,926	16,615	11,102	9,119	8,654	8,265
Operating expenses:
Salaries, wages and benefits	2,125	1,921	8,023	5,371	4,257	4,015	3,830
Supplies	687	628	2,630	1,784	1,552	1,548	1,542
Other operating expenses, net	1,093	999	4,114	2,701	2,147	2,020	1,857
Electronic health record incentives	(6)	(9)	(104)	(96)	(40)	(55)	—
Depreciation and amortization	207	193	849	545	430	398	380
Impairment and restructuring charges, and acquisition-related costs	29	21	153	103	19	20	10
Litigation and investigation costs, net of insurance recoveries	3	3	25	31	5	55	12

Operating income	290	170	925	663	749	653	634
Interest expense	(199)	(182)	(754)	(474)	(412)	(375)	(424)
Loss from early extinguishment of debt	—	—	(24)	(348)	(4)	(117)	(57)
Investment earnings	—	—	—	1	1	3	5

Income (loss) from continuing operations, before income taxes	91	(12)	147	(158)	334	164	158
Income tax benefit (expense)	(16)	1	(49)	65	(125)	(61)	977

Income (loss) from continuing operations, before discontinued operations and cumulative effect of change in accounting principle	$75	$(11)	$98	$(93)	$209	$103	$1,135

Basic earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders from continuing operations	$0.47	$(0.28)	$0.35	$(1.21)	$1.77	$0.58	$9.09

Diluted earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders from continuing operations	$0.46	$(0.28)	$0.34	$(1.21)	$1.70	$0.56	$8.03

The operating results presented above are not necessarily indicative of our future results of operations. Reasons for this include, but are not limited to: overall revenue and cost trends, particularly the timing and magnitude of price changes; fluctuations in contractual allowances and cost report settlements and valuation allowances; managed care contract negotiations, settlements or terminations and payer consolidations; changes in Medicare and Medicaid regulations; Medicaid and other supplemental funding levels set by the states in which we operate; the timing of approval by the Centers for Medicare and Medicaid Services of Medicaid provider fee revenue programs; trends in patient accounts receivable collectability and associated provisions for doubtful accounts; fluctuations in interest rates; levels of malpractice insurance expense and settlement trends; the number of covered lives managed by our health plans and the plans’ ability to effectively manage medical costs; the timing of when we meet the criteria to recognize electronic health record incentives; impairment of long-lived assets and goodwill; restructuring charges; losses, costs and insurance recoveries related to natural disasters; litigation and investigation costs; acquisitions and dispositions of facilities and other assets; income tax rates and deferred tax asset valuation allowance activity; changes in estimates of accruals for annual incentive compensation; the timing and amounts of stock option and restricted stock unit grants to employees and directors; gains or losses from early extinguishment of debt; and changes in occupancy levels and patient volumes. Factors that affect patient volumes and, thereby, the results of operations at our hospitals and related healthcare facilities include, but are not limited to: the business environment, economic conditions and demographics of local communities in which we operate; the number of uninsured and underinsured individuals in local communities treated at our hospitals; seasonal cycles of illness; climate and weather conditions; physician recruitment, retention and attrition; advances in technology and treatments that reduce length of stay; local healthcare competitors; managed care contract negotiations or terminations; the number of patients with high-deductible health insurance plans; any unfavorable publicity about us, which impacts our relationships with physicians and patients; changes in healthcare regulations and the participation of individual states in federal programs; and the timing of elective procedures.

BALANCE SHEET DATA

	For the Three Months Ended March 31,		December 31,
	2015	2014	2014	2013	2012	2011	2010
			(In Millions)
Working capital (current assets minus current liabilities)	$1,390	$642	$1,140	$599	$918	$542	$586
Total assets	18,425	16,484	18,141	16,450	9,044	8,462	8,500
Long-term debt, net of current portion	11,824	10,612	11,695	10,696	5,158	4,294	3,997
Total equity	972	854	785	878	1,218	1,492	1,819

CASH FLOW DATA

	For the Three Months Ended March 31,		Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
			(In Millions)
Net cash provided by (used in) operating activities	$(57)	$(19)	$687	$589	$593	$497	$472
Net cash used in investing activities	(187)	(291)	(1,322)	(2,164)	(662)	(503)	(420)
Net cash provided by (used in) financing activities	236	338	715	1,324	320	(286)	(337)

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. Earnings included in the calculation of this ratio consist of income before income taxes and noncontrolling interest plus fixed charges. Fixed charges included in the calculation of this ratio consist of interest expense, including amortization of debt discounts and issuance costs, capitalized interest and the imputed interest component of rental expense.

	For the Three Months Ended March 31,	Years Ended December 31,
	2015	2014	2013	2012	2011	2010
Consolidated ratio of earnings to fixed charges	1.4x	1.1x	—	1.7x	1.4x	1.3x
Deficiency ($ in millions)	—	—	$178	—	—	—

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the sale of the old notes, we entered into exchange and registration rights agreements with the applicable initial purchasers of the old notes, pursuant to which we agreed to file and to use our commercially reasonable efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the respective series of old notes for the respective series new notes. We are making the exchange offer to fulfill our contractual obligations under such agreements. A copy of each applicable exchange and registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to the exchange offer, we will issue the 5% new notes in exchange for 5% old notes, the 5.5% new notes in exchange for 5.5% old notes and the 6.75% new notes in exchange for 6.75% old notes. The terms of each series of new notes are identical in all material respects to those of the applicable series of old notes, except that the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes. See “Description of the 5% New Notes and the 5.5% New Notes” and “Description of the 6.75% New Notes” and “Description of the Old Notes” for more information on the terms of the respective notes and the differences between them.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” means any person in whose name the relevant old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, or DTC, who desires to deliver such old notes by book-entry transfer at DTC.

We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisers, if any, based on their own financial position and requirements.

Terms of the Exchange

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes that are properly tendered at or before the expiration time and not withdrawn as permitted below.

As of the date of this prospectus, we have outstanding $1,100,000,000 aggregate principal amount of the 5% old notes, $500,000,000 aggregate principal amount of the 5.5% old notes, and $1,900,000,000 aggregate principal amount of 6.75% old notes. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of old notes known to us. Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.

Our acceptance of the tender of old notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

Expiration, Extension and Amendment

The expiration time of the exchange offer is 11:59 P.M., Eastern time, on August 17, 2015 (the 20th business day following the date of this prospectus). However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date. The term “expiration time” as used herein means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any old notes by giving oral or written notice of an extension to the holders of old notes as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under “—Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 A.M., Eastern time, on the first business day after the previously scheduled expiration time.

Procedures for Tendering

Valid Tender

Except as described below, a tendering holder must, prior to the expiration time, transmit to The Bank of New York Mellon Trust Company, N.A., the exchange agent, at the address listed under the heading “—Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if old notes are tendered in accordance with the book-entry procedures listed below, an agent’s message.

In addition, a tendering holder must:

•	deliver certificates, if any, for the old notes to the exchange agent at or before the expiration time; or

•	deliver a timely confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

If the letter of transmittal is signed by a person other than the registered holder of old notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The old notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the old notes must be signed exactly as the name of any registered holder appears on the old notes.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things, the new notes are being acquired in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the new notes. In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the new notes.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or old notes to us.

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent’s account, including by means of DTC’s Automated Tender Offer Program.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the old notes surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes, which requirements include membership or participation in the Security Transfer Agent Medallion Program, or STAMP, or such other “signature guarantee program” as may be determined by the registrar for the notes in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934 (as amended the “Exchange Act”).

Book-Entry Transfer

The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed under “—Exchange Agent” at or prior to the expiration time; or

•	comply with the guaranteed delivery procedures described below.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder’s old notes or other required documents to reach the exchange agent before the expiration time, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•	prior to the expiration time, the exchange agent received from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:

1.	stating the name and address of the holder of old notes and the amount of old notes tendered,

2.	stating that the tender is being made, and

3.	guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration time.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form and eligibility of old notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old note not properly tendered or of which our acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time we determine.

Neither we nor the exchange agent (or any other person) will be under any duty to give notification of any defect or irregularity in any tender of old notes. Moreover, neither we nor the exchange agent (or any other person) will incur any liability for failing to give notification of any defect or irregularity.

Other Rights

While we have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. We also reserve the right to terminate the exchange offer, as described below under “—Conditions of the Exchange Offer,” and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of the exchange offer.

Acceptance of Old Notes for Exchange; Issuance of New Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old notes properly tendered. We will issue the new notes promptly after acceptance of the old notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

In all cases, issuance of new notes for old notes will be made only after timely receipt by the exchange agent of:

•	certificates for the old notes, or a timely book-entry confirmation of the old notes, into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

Interest Payments on the New Notes

The new notes will bear interest from the most recent date through which interest has been paid on the applicable series of old notes for which they were exchanged or, if no interest has been paid on the applicable series of old notes, from the date of the initial issuance of the applicable series of old notes. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date through which interest has been paid or, if no interest has been paid on the applicable series of old notes, from the date of the initial issuance of the applicable series of old notes. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.

Withdrawal Rights

Tenders of old notes may be withdrawn at any time before the expiration time.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated under “—Exchange Agent” before the expiration time. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes;

•	contain a statement that the holder is withdrawing its election to have the old notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of the old notes in the name of the person withdrawing the tender; and

•	specify the name in which the old notes are registered, if different from that of the depositor.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If old notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes.

Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange. New notes will not be issued in exchange unless the old notes so withdrawn are validly re-tendered. Properly withdrawn old notes may be re-tendered by following the procedures described under “—Procedures for Tendering” above at any time at or before the expiration time.

We will determine all questions as to the validity, form and eligibility, including time of receipt and of notices of withdrawal.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any new notes, and, as described below, may terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•	there shall occur a change in the current interpretation by the staff of the SEC that permits the new notes issued pursuant to the exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder that is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

•	any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	a banking moratorium shall have been declared by United States federal or New York State authorities that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the SEC or any other governmental authority that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer; or

•	any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred that is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old notes or the new notes, which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with the acceptance for exchange or with the exchange.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. See “—Expiration, Extension and Amendment” above.

Resales of New Notes

Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders of the old notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the new notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

•	the holders are not “affiliates” of ours within the meaning of Rule 405 under the Securities Act; and

•	the holders are not broker-dealers that acquired any of their old notes directly from us.

However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange old notes for new notes will be required to represent that it meets the above three requirements.

Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing new notes or any broker-dealer who purchased old notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	may not rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender the old notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it may be a statutory underwriter and that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

In addition, to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the new notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of new notes in any state where an exemption from registration or qualification is required and not available.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

AS EXCHANGE AGENT

By Facsimile for Eligible Institutions: (732) 667-9408 Attention: Mr. Adam DeCapio Confirm by Telephone: (315) 414-3360

By Mail/Overnight Courier/Hand:

c/o The Bank of New York Mellon

Trust Company, N.A.

c/o Bank of New York Mellon Corporation

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attention: Mr. Adam DeCapio

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

We will record the new notes at the same carrying value as the applicable series of old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the applicable series of new notes.

DESCRIPTION OF THE 5% NEW NOTES AND THE 5.5% NEW NOTES

General

You can find the definition of certain terms used in this description under the subheading “—Definitions.” We issued the 5% old notes pursuant to an indenture, dated as of November 6, 2001, between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee” and the “base indenture”), as supplemented by the twenty-third supplemental indenture thereto dated as of March 10, 2014 and as further supplemented by that certain authentication order dated as of June 25, 2014 (the “23rd supplemental indenture” and the “authentication order” and, together with the base indenture, the “5% notes indenture”).

We issued the 5.5% old notes pursuant to the base indenture as supplemented by the twenty-fourth supplemental indenture thereto dated as of September 29, 2014 (the “24th supplemental indenture” and, together with the base indenture, the “5.5% notes indenture”; the 5% notes indenture and the 5.5% notes indenture are together referred to herein as the “indentures” and each an “indenture”).

Solely for purposes of this “Description of the 5% New Notes and the 5.5% New Notes”, the term “notes” shall refer to the 5% new notes, the 5.5% new notes, the 5% old notes and the 5.5% old notes, the term “new notes” shall apply to the 5% new notes and the 5.5% new notes and the term “old notes” shall apply to the 5% old notes and the 5.5% old notes. Except as described below, the terms of the notes will include those terms stated in the indentures and those terms made part of the indentures by reference to the Trust Indenture Act of 1939, as amended (which we refer to as the “TIA”). The notes are subject to all such terms, and you should refer to the applicable indenture and the TIA for a statement thereof. The following summary of the material provisions of the indentures is not complete and is qualified in its entirety by reference to the indentures, including the definitions therein of terms used below. Upon request, you may obtain a copy of the applicable indenture from us. As used in this “Description of the 5% New Notes and the 5.5% New Notes,” the terms “we,” “our,” “us” and “the Company” refer to Tenet Healthcare Corporation and not to any of our Subsidiaries.

The indentures do not limit the aggregate principal amount of debt securities that may be issued thereunder. We are permitted under the terms of the indentures to, and may in the future, issue other debt securities under the indentures constituting one or more separate series. The new notes will be our unsecured senior obligations and will rank equally in right of payment with all of our existing and future unsecured senior debt, will rank senior in right of payment to all of our existing and future unsecured subordinated debt, will be subordinated to our senior secured obligations to the extent of the value of the collateral securing our senior secured obligations, and will be effectively subordinated to our obligations under our credit agreement and structurally subordinated to the obligations of our subsidiaries that guarantee our senior secured obligations to the extent of the value of the collateral securing borrowings thereunder.

Subject to the limitations set forth in the applicable indenture, we may, without the consent of the note holders, issue additional notes under each indenture having the same terms in all respects as the respective series of notes governed by such indenture except for payment of interest (1) scheduled and paid prior to the date of issuance of those additional notes or (2) payable on the first interest payment date following the date of their issuance.

We will issue the new notes in fully registered form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each of the new notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company, or DTC. You will hold a beneficial interest in one or more of the notes through DTC, and DTC and its direct and indirect participants will record your beneficial interest in their books. Except under limited circumstances, we will not issue certificated new notes. The paying agent, registrar and transfer agent for the notes will be the corporate trust department of the trustee in New York, New York. Payment of principal will be made at maturity in immediately payable funds against surrender to the trustee.

Principal, Maturity and Interest

The 5% old notes were originally offered in, and the 5% new notes will be limited initially to, the aggregate principal amount of $1,100,000,000. The 5.5% old notes were originally offered in, and the 5.5% new notes will be limited initially to, the aggregate principal amount of $500,000,000. The 5% old notes and the 5% new notes constitute a single series under the 5% notes indenture. The 5.5% old notes and the 5.5 % new notes constitute a single series under the 5.5% notes indenture. We may from time to time, without giving notice to or seeking the consent of the holders of the applicable series of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the applicable series of new notes offered hereby. Any additional notes having such similar terms, together with the applicable series of old notes and the applicable series of new notes offered hereby, will constitute a single series of notes under the applicable indenture, provided that such additional notes are fungible with the applicable series of new notes offered by this prospectus for U.S. federal income tax purposes.

The new notes will mature on March 1, 2019. Interest on the new notes will accrue at the rate per annum described below and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2014 (in the case of the 5% new notes) and commencing on March 1, 2015 (in the case of the 5.5% new notes), to holders of record on the immediately preceding February 15 and August 15. Interest on the 5% new notes will accrue at the rate of 5.00% per annum, accruing from the most recent date to which interest has been paid on the 5% old notes. Interest on the 5.5% new notes will accrue at the rate of 5.50% per annum, accruing from the most recent date to which interest has been paid on the 5.5% old notes.

Interest on the new notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the new notes will be payable at the office or agency maintained for such purpose within the City and State of New York or, at our option, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes; provided that all payments with respect to notes as to which the holders have given wire transfer instructions to the paying agent on or prior to the relevant record date will be required to be made by wire transfer of immediately available funds to the accounts specified by such holders.

Make-Whole Redemption

The notes will be redeemable, in whole or in part, at any time, at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus the relevant Applicable Premium as of the redemption date, plus accrued and unpaid interest thereon to, but not including, the redemption date. The notes will not be subject to any mandatory sinking fund.

Selection and Notice of Redemption

If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes to be redeemed are then listed, or, if the notes are not so listed, by lot or according to applicable depository procedures; provided that notes with a principal amount of $2,000 will not be redeemed in part.

We will mail a notice of redemption at least 30 but not more than 60 days before the redemption date to each holder of the notes to be redeemed. If any notes are to be redeemed in part only, the notice of redemption that relates to such notes will state the portion of the principal amount thereof to be redeemed. A replacement note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Limitations on Us and Our Subsidiaries

Limitations on Liens

Each indenture provides that, except as described under “—Exception to Limitations” below, neither we nor any of our Subsidiaries will issue, incur, create, assume or guarantee any debt secured by Liens upon any Principal Property, unless the notes issued under such indenture will be secured equally and ratably with, or prior to, such debt. This restriction will not apply to:

•	Liens securing the purchase price or cost of construction of property or additions, substantial repairs, alterations or improvements, if the debt and the liens are incurred within 12 months of the acquisition, the completion of construction and full operation or the completion of such additions, repairs, alterations or improvements;

•	Liens existing on property at the time of its acquisition by us or our Subsidiaries or on the property of an entity at the time of the acquisition of such entity by us or our Subsidiaries, provided that the liens were in existence prior to the closing of, and not incurred in contemplation of, such acquisition and, in the case of the acquisition of an entity, the liens do not extend to any assets other than those of the entity acquired;

•	In the case of a Consolidated Subsidiary, Liens in favor of us or another Consolidated Subsidiary;

•	Liens existing on the date of the relevant indenture;

•	certain Liens to governmental entities;

•	Liens incurred within 90 days (or any longer period, not in excess of one year, as permitted by law), after acquisition of the related property arising solely in connection with the transfer of tax benefits in accordance with Section 168(t)(8) of the Internal Revenue Code;

•	any substitution or replacement of any Lien referred to above, provided that the property encumbered by any substitute or replacement Lien is similar in nature and value to the property encumbered by the Lien that is being replaced as determined in good faith by an officer of the Company; and

•	any extension, renewal or replacement of any Lien referred to above, provided the amount secured is not increased and it relates to the same property.

Limitations on Sale and Lease-Back Transactions

Each indenture provides that, except as described under “—Exception to Limitations” below, neither we nor any of our Subsidiaries will enter into any Sale and Lease-Back Transaction with another Person, unless:

•	we or any of our Subsidiaries could incur debt secured by a lien on the property to be leased without securing the notes issued under such indenture; or

•	within 120 days, we apply the greater of the net proceeds of the sale of the leased property or the fair value of the leased property to the acquisition, construction, addition, repair, alteration or improvement of a Principal Property or the voluntary retirement of our long-term debt.

Exception to Limitations

Notwithstanding the two covenants described above, we and any of our Subsidiaries may issue, incur, create, assume or guarantee debt secured by Liens or enter into any Sale and Lease-Back Transaction that would otherwise be subject to the restrictions on Liens and Sale and Lease-Back Transactions described above, provided that (i) the aggregate Amount of all our debt subject to the restriction on Liens described above plus (ii) the aggregate Attributable Debt in respect of Sale and Lease-Back Transactions that is subject to the restriction on Sale and Lease-Back Transactions above, does not exceed 15% of our Consolidated Net Tangible Assets.

Consolidation, Merger and Sale of Assets

Each indenture provides that we may not consolidate with, or sell, convey or lease all or substantially all of our properties and assets to, or merge with or into, any other Person, unless:

•	we are the surviving corporation or the successor is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes the due and punctual payment of the principal of and interest on all the notes issued under such indenture and the due and punctual performance and observation of our covenants and obligations under such indenture; and

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both would become an event of default, has occurred and is continuing under such indenture.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each holder of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in such indenture. In the Change of Control Offer, we will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest (including special interest, if any) on the notes repurchased, to the date of purchase.

Within 30 days following any Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date of such Change of Control, pursuant to the procedures required by the applicable indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the applicable indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control provisions of the applicable indenture by virtue of such compliance.

On the Change of Control Payment date, we will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered and not validly withdrawn pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder notes equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such note issued for surrendered but unpurchased notes will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment date.

The provisions described above that require us to make a Change of Control Offer following a change of control will be applicable whether or not any other provisions of the applicable indenture are applicable to the change of control event. Except as described above with respect to a change of control, each indenture does not contain provisions that permit the holders of the notes issued under such indenture to require that we repurchase or redeem such notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the applicable indenture applicable to a Change of Control Offer made by us and purchases all notes issued under such indenture properly tendered and not validly withdrawn under the Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of us and our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under each indenture relating to our obligation to make an offer to repurchase the notes issued under such indenture as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of such notes.

To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of our compliance with such securities laws or regulations.

The agreements governing our other debt contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control, and future agreements may contain prohibitions on repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require us to repurchase such notes upon a Change of Control could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on us. In the event a Change of Control occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our senior lenders to the purchase of such notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the applicable indenture which could, in turn, constitute a default under the other debt. Finally, our ability to pay cash to the holders of notes upon a repurchase may be limited by our then-existing financial resources. See “Risk Factors—Risks Related to the New Notes—We may be unable to purchase the new notes upon a change of control.”

SEC Reports

If, at any time we are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, we will nevertheless continue to file with the SEC for public availability within the time periods that would have been applicable if we were subject to such reporting requirements:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if we were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on our consolidated financial statements by our independent registered public accounting firm.

Events of Default

Under each indenture, each of the following constitutes an event of default with respect to the notes issued under such indenture:

•	failure to pay the principal of or premium, if any, on such notes, at maturity or otherwise;

•	failure to pay any interest on such notes when due, continued for 30 days;

•	the failure by us for 30 days after notice to comply with the provisions described under the caption “—Repurchase at the Option of Holders”;

•	failure to perform, or the breach of, any of our other covenants in such indenture or such notes, continued for 90 days after written notice; or

•	events of bankruptcy, insolvency or reorganization with respect to us.

In addition to the events of default set forth above, an event of default will be deemed to have occurred with respect to the notes in the event of a failure to pay at maturity or the acceleration of our indebtedness having an aggregate principal amount in excess of the greater of $25 million or 5% of our Consolidated Net Tangible Assets under the terms of the instrument under which that indebtedness is issued or secured if that indebtedness is not discharged or the acceleration is not annulled within 10 days after written notice.

If any event of default with respect to any series of notes occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the notes of such series then outstanding, by written notice to us and to the trustee, may declare the principal amount of such notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization, all outstanding notes will automatically and without any action by the trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on such acceleration, the holders of a majority in aggregate principal amount of the notes of such series then outstanding may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal of or interest on such notes, have been cured or waived as provided in the applicable indenture.

Subject to the provisions of the applicable indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the notes issued thereunder, unless such holders have offered to the trustee indemnity reasonably satisfactory to it. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of such notes then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such notes.

No holder of a note of a given series will have any right to institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

•	such holder has previously given the trustee written notice of a continuing event of default with respect to such notes;

•	the holders of at least 25% in the aggregate principal amount of such notes then outstanding have made written request, and such holder or holders have offered indemnity reasonably satisfactory to the trustee, to the trustee to institute such proceedings as trustee; and

•	the trustee has failed to institute such proceeding and the trustee has not received from the holders of a majority in aggregate principal amount of such notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

Such limitations, however, do not apply to a suit instituted by a holder of a note for the enforcement of payment of the principal of or interest on such note on or after its due date.

Defeasance and Covenant Defeasance

We may elect, at our option at any time, to have the provisions of each indenture relating to defeasance and discharge of indebtedness and to defeasance of certain restrictive covenants applied to the notes issued under such indenture.

Defeasance and Discharge. Each indenture provides that, upon the exercise of our option, we will be discharged from all our obligations with respect to the notes issued under such indenture (except for certain obligations to exchange or register the transfer of such notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold moneys for payment in trust).

Defeasance of Certain Covenants. Each indenture provides that, upon the exercise of our option with respect to any notes issued under such indenture, we may omit to comply with certain restrictive covenants, including those described under “—Limitations on Us and Our Subsidiaries” and “—Repurchase at the Option of Holders” above, and the occurrence of certain events of default will be deemed not to be or result in an event of default, in each case with respect to such notes, subject to the conditions precedent below.

In each case, the defeasance provision will be subject to our depositing in trust for the benefit of the holders of such notes money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such notes on the stated maturity in accordance with the terms of the applicable indenture and such notes. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of such notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

In the event we exercised this option with respect to any notes and such notes were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust would be sufficient to pay amounts due on such notes at the time of their respective stated maturities but may not be sufficient to pay amounts due on such notes upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, each indenture and the notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the relevant series of notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for such notes), and any existing default or compliance with certain restrictive provisions of such indenture may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes issued thereunder (including consents obtained in connection with a tender offer or exchange offer for the notes).

Without the consent of each holder of a note of a given series so affected, an amendment or waiver may not (with respect to any such notes held by a non-consenting holder):

•	reduce the principal or change the fixed maturity of any such note;

•	reduce the rate or change the time for payment of interest on any such note;

•	waive a default or event of default in the payment of principal of or premium, if any, or interest on such notes (except a rescission of acceleration of such notes by the holders of at least a majority in aggregate principal amount of such notes and a waiver of the payment default that resulted from such acceleration);

•	change the place of payment of any such note or make any note payable in money other than that stated in such note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such note;

•	make any change in the provisions of the applicable indenture relating to waivers of past defaults or the rights of holders of such notes to receive payments of principal of or premium, if any, or interest on such notes;

•	reduce the principal amount of such notes whose holders must consent to an amendment, supplement or waiver; or

•	make any change in the foregoing amendment and waiver provisions, except to increase the required percentage or to provide that other provisions of the applicable indenture cannot be modified or waived without the consent of the holder of each such outstanding note.

Notwithstanding the foregoing, without the consent of any holder of notes of a note of a given series, we, together with the trustee, may amend or supplement the applicable indenture to:

•	cure any ambiguity, defect or inconsistency, provided that such action does not adversely affect the holders in any material respect;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	evidence the assumption of our obligations to holders of such notes in the case of a merger, consolidation or sale of assets pursuant to the covenant described under the caption “—Limitations on Us and Our Subsidiaries—Consolidation, Merger and Sale of Assets”;

•	add covenants for the benefit of the holders of such notes or to surrender any right or power conferred upon us;

•	make any change that does not adversely affect the legal rights under the applicable indenture of any such holder in any material respect;

•	add any additional events of default for the benefit of the holders of such notes;

•	establish the form or terms of other series of debt securities as permitted under the applicable indenture;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the applicable indenture under the TIA; or

•	appoint a successor trustee.

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of notes entitled to give or take any direction, notice, consent, waiver or other action or to vote on any action under the applicable indenture, in the manner and subject to the limitations provided in such indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders, such action may be taken only by Persons who are holders of outstanding notes on the record date. To be effective, the action must be taken by holders of the requisite principal amount of the applicable series of notes within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by us (or the trustee, if it set the record date), and may be shortened or lengthened from time to time, but not beyond 180 days.

The Trustee

The Bank of New York Mellon Trust Company, N.A. is successor trustee under the indentures.

We maintain banking relations with The Bank of New York Mellon and The Bank of New York Mellon Trust Company, N.A. In addition, The Bank of New York Mellon Trust Company, N.A. is successor trustee under other indentures pursuant to which we have issued debt. Pursuant to the TIA, should a default occur with respect to any series of notes, the trustee would be required to eliminate any conflicting interest as defined in the TIA or resign as trustee with respect to such series of notes within 90 days of such default unless such default were cured, duly waived or otherwise eliminated.

The trustee may resign at any time or may be removed by us. If the trustee resigns, is removed or becomes incapable of acting as trustee or if a vacancy occurs in the office of the trustee for any cause, a successor trustee shall be appointed in accordance with the provisions of the applicable indenture. Each indenture provides that in case an event of default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request of any holder of notes issued thereunder, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

Each indenture provides and the new notes issued thereunder will provide that they are and shall be governed by, and interpreted in accordance with, the internal laws of the State of New York.

Definitions

Set forth below are certain defined terms used in the 5% notes indenture and the 5.5% notes indenture. We refer you to the relevant indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this section of the prospectus for which no definition is provided.

“Adjusted Treasury Rate” means, as obtained by us, with respect to any redemption date:

(1)	the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; or

(2)	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third business day preceding the redemption date.

“Applicable Premium” means, as determined by the Company with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of such note; and

(2) the excess, if any, of (a) the present value at such redemption date of (i) the principal amount of such note, plus (ii) all required interest payments due on such note through March 1, 2019 (excluding accrued but unpaid interest and special interest (if any) to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate as of such redemption date plus 50 basis points, over (b) the principal amount of such note.

“Attributable Debt” when used in connection with a Sale and Lease-Back Transaction, means, as of the date of determination, (i) as to any capitalized lease obligations, the liability related thereto set forth on the consolidated balance sheet of the Company and (ii) as to any operating lease, the present value (discounted at the rate per annum equal to the rate of interest set forth or implicit in the term of the lease, as determined in good faith by the board of directors of the Company) of the total obligation of the lessee for net rental payments during the remaining term of the lease (including any period for which an option to extend such lease has been exercised).

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of us and our Subsidiaries, taken as a whole, to any Person;

(2) we become aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 40% or more of the total voting power of our Voting Stock;

(3) we merge, consolidate or amalgamate with or into any other Person or any other Person merges, consolidates or amalgamates with or into us, in any such event pursuant to a transaction in which our outstanding Voting Stock is reclassified into or exchanged for cash, securities or other property, other than any such transaction where:

(a) our outstanding Voting Stock is reclassified into or exchanged for other Voting Stock of ours or for Voting Stock of the surviving Person, and

(b) the holders of our Voting Stock immediately prior to such transaction own, directly or indirectly, not less than a majority of our Voting Stock or the surviving Person immediately after such transaction as before the transaction; or

(4) the first day on which a majority of our board of directors are not Continuing Directors.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the applicable redemption date to March 1, 2019, provided, however, that if the period from the redemption date to March 1, 2019 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities as disclosed on the consolidated balance sheet of us and our Consolidated Subsidiaries (excluding any deferred income taxes that are included in current liabilities) and (b) all goodwill, trade names, trademarks, patents, unamortized debt issue costs and other like intangible assets, all as set forth on the most recent consolidated balance sheet of us and our Consolidated Subsidiaries and in each case computed in accordance with GAAP.

“Consolidated Subsidiaries” means those Subsidiaries that are consolidated with the Company for financial reporting purposes.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (1) was a member of such board of directors on the date of original issuance of the notes or (2) was nominated for election or elected to such board of directors with the approval of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity (such as International Financial Reporting Standards) as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

“Hospital Swap” means an exchange of assets and, to the extent necessary to equalize the value of the assets being exchanged, cash by us or one of our Subsidiaries for one or more hospitals and/or one or more Related Businesses, or for 100% of the Capital Stock of any Person owning or operating one or more hospitals and/or one or more Related Businesses; provided that cash does not exceed 30% of the sum of the amount of the cash and the fair market value of the Capital Stock or assets received or given by us or such Subsidiary in such transaction. Notwithstanding the foregoing, we and our Subsidiaries may consummate two Hospital Swaps in any 12-month period without regard to the requirements of the proviso in the previous sentence.

“Independent Investment Banker” means the Reference Treasury Dealers appointed by us.

“Liens” means liens, mortgages, pledges, charges, security interests or other encumbrances.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means each hospital owned solely by the Company and/or one or more of its Subsidiaries that has an asset value shown on the books of the Company in excess of 5% of the Consolidated Net Tangible Assets of the Company.

“Reference Treasury Dealer” means:

(1)	Barclays Capital Inc. and its successor for the 5% new notes and Merrill Lynch, Pierce, Fenner & Smith Incorporated for the 5.5% new notes; provided that, if any of the foregoing ceases to be a primary U.S. government securities dealer in New York City (which we refer to as a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer; and

(2)	any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Related Business” means a business affiliated or associated with a hospital or any business related or ancillary to the provision of health care services or information or the investment in, or the management, leasing or operation of, any of the foregoing.

“Sale and Lease-Back Transaction” means any arrangement with any Person (other than the Company or a Subsidiary), or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary for a period of more than three years of any Principal Property that has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person (other than the Company or a Subsidiary), to which the funds have been or are to be advanced by such Person on the security of the leased property.

“Senior Debt” means with respect to any Person:

(1) debt of such Person, whether outstanding on the settlement date or thereafter incurred; and

(2) all other obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of debt described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such debt or other obligations are subordinated in right of payment to the notes; provided, however, that Senior Debt shall not include:

(1) any obligation of such Person to us or any Subsidiary of ours;

(2) any liability for federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4) any debt or other obligation of such Person which is subordinate or junior in any respect to any other debt or other obligation of such Person; or

(5) that portion of any debt which at the time of incurrence is incurred in violation of such indenture.

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, association or other business entity of which more than 50% of the outstanding voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, managing members or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

DESCRIPTION OF THE 6.75% NEW NOTES

General

You can find the definition of certain terms used in this description under the subheading “—Definitions.” THC Escrow Corporation II (“THC”) issued the 6.75% old notes pursuant to an indenture, dated as of June 16, 2015, between THC and The Bank of New York Mellon Trust Company, N.A., as trustee thereunder (the “trustee” and the “6.75% base indenture”), as supplemented by the first supplemental indenture thereto, dated as of June 16, 2015, between us and the trustee (the “first supplemental indenture” and, together with the base indenture, the “6.75% indenture”), pursuant to which we assumed the notes.

Solely for purposes of this “Description of the 6.75% New Notes”, the term “notes” shall refer to the 6.75% new notes and the 6.75% old notes, the term “new notes” shall apply to the 6.75% new notes, the term “old notes” shall apply to the 6.75% old notes the term “interest” shall include any additional or special interest, unless the context otherwise require. Except as described below, the terms of the notes will include those terms stated in the 6.75% indenture and those terms made part of the 6.75% indenture by reference to the Trust Indenture Act of 1939, as amended (which we refer to as the “TIA”). The notes are subject to all such terms, and you should refer to the 6.75% indenture and the TIA for a statement thereof. The following summary of the material provisions of the 6.75% indenture is not complete and is qualified in its entirety by reference to the 6.75% indenture, including the definitions therein of terms used below. Upon request, you may obtain a copy of the 6.75% indenture from us. As used in this “Description of the 6.75% New Notes,” the terms “we,” “our,” “us” and “the Company” refer to Tenet Healthcare Corporation and not to any of our Subsidiaries.

The 6.75% indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder. We are permitted under the terms of the 6.75% indenture to, and may in the future, issue other debt securities under the 6.75% indenture constituting one or more separate series. The new notes will be our unsecured senior obligations and will rank equally in right of payment with all of our existing and future unsecured senior debt, will rank senior in right of payment to all of our existing and future unsecured subordinated debt, will be subordinated to our senior secured obligations to the extent of the value of the collateral securing our senior secured obligations, and will be effectively subordinated to our obligations under our credit agreement and the obligations of our subsidiaries that guarantee our senior secured obligations to the extent of the value of the collateral securing borrowings thereunder.

Subject to the limitations set forth in the 6.75% indenture, we may, without the consent of the note holders, issue additional notes under the 6.75% indenture having the same terms in all respects as the series of notes governed by the 6.75% indenture except for payment of interest (1) scheduled and paid prior to the date of issuance of those additional notes or (2) payable on the first interest payment date following the date of their issuance.

We will issue the new notes in fully registered form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each of the new notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company, or DTC. You will hold a beneficial interest in one or more of the notes through DTC, and DTC and its direct and indirect participants will record your beneficial interest in their books. Except under limited circumstances, we will not issue certificated new notes. The paying agent, registrar and transfer agent for the notes will be the corporate trust department of the trustee in New York, New York. Payment of principal will be made at maturity in immediately payable funds against surrender to the trustee.

Principal, Maturity and Interest

The old notes were originally offered in, and the new notes will be limited initially to, the aggregate principal amount of $1,900,000,000. The old notes and the new notes constitute a single series under the 6.75% indenture. We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes offered hereby. Any additional notes having such terms, together with the notes offered hereby, will constitute a single series of notes under the 6.75% indenture, provided that such additional notes are fungible with the notes offered by this offering memorandum for U.S. federal income tax purposes.

The new notes will mature on June 15, 2023. Interest on the new notes will accrue at the rate per annum set forth on the cover page hereof and will be payable semi annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2023, to holders of record on the immediately preceding June 1 and December 1. Interest on the 6.75% new notes will accrue at the rate of 6.75% per annum, accruing from the date of the initial issuance of the 6.75% old notes.

Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the notes will be payable at our office or agency maintained for such purpose within the City and State of New York or, at our option, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes; provided that all payments with respect to notes as to which the holders have given wire transfer instructions to the paying agent on or prior to the relevant record date will be required to be made by wire transfer of immediately available funds to the accounts specified by such holders. Until otherwise designated by us, our office or agency in New York will be the office of the trustee maintained for such purpose.

Make-Whole Redemption

The notes will be redeemable, in whole or in part, at any time, at our option, at a redemption price calculated by us equal to 100% of the principal amount of the notes being redeemed plus the Applicable Premium as of the redemption date, plus accrued and unpaid interest thereon to, but not including, the redemption date. The notes will not be subject to any mandatory sinking fund.

Selection and Notice of Redemption

If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be by lot or according to applicable depository procedures; provided that notes with a principal amount of $2,000 will not be redeemed in part.

We will deliver a notice of redemption pursuant to the provisions under the caption “Mark-Whole Redemption” above, at least 30 but not more than 60 days before the redemption date to each holder of the notes to be redeemed. If any notes are to be redeemed in part only, the notice of redemption that relates to such notes will state the portion of the principal amount thereof to be redeemed. A replacement note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Limitations on Us and Our Subsidiaries

Limitations on Liens

The 6.75% indenture provides that, except as described under “Exception to Limitations” below, neither we nor any of our Subsidiaries will issue, incur, create, assume or guarantee any debt secured by Liens upon any Principal Property, unless the notes will be secured equally and ratably with, or prior to, such debt. This restriction will not apply to:

•	Liens securing the purchase price or cost of construction of property or additions, substantial repairs, alterations or improvements, if the debt and the liens are incurred within 12 months of the acquisition, the completion of construction and full operation or the completion of such additions, repairs, alterations or improvements;

•	Liens existing on property at the time of its acquisition by us or our Subsidiaries or on the property of an entity at the time of the acquisition of such entity by us or our Subsidiaries, provided that the liens were in existence prior to the closing of, and not incurred in contemplation of, such acquisition and, in the case of the acquisition of an entity, the liens do not extend to any assets other than those of the entity acquired;

•	In the case of a Consolidated Subsidiary, Liens in favor of us or another Consolidated Subsidiary;

•	Liens existing on the date of the 6.75% indenture;

•	certain Liens to governmental entities;

•	Liens incurred within 90 days (or any longer period, not in excess of one year, as permitted by law), after acquisition of the related property arising solely in connection with the transfer of tax benefits in accordance with Section 168(f)(8) of the Internal Revenue Code;

•	any substitution or replacement of any Lien referred to above, provided that the property encumbered by any substitute or replacement Lien is similar in nature and value to the property encumbered by the Lien that is being replaced as determined in good faith by an officer of the Company; and

•	any extension, renewal or replacement of any Lien referred to above, provided the amount secured is not increased and it relates to the same property.

Limitations on Sale and Lease-Back Transactions

The 6.75% indenture provides that, except as described under “Exception to Limitations” below, neither we nor any of our Subsidiaries will enter into any Sale and Lease-Back Transaction with another Person, unless:

•	we or any of our Subsidiaries could incur debt secured by a lien on the property to be leased without securing the notes; or

•	within 120 days, we apply the greater of the net proceeds of the sale of the leased property or the fair value of the leased property to the acquisition, construction, addition, repair, alteration or improvement of a Principal Property or the voluntary retirement of our long-term debt.

Exception to Limitations

Notwithstanding the two covenants described above, we and any of our Subsidiaries may issue, incur, create, assume or guarantee debt secured by Liens or enter into any Sale and Lease-Back Transaction that would otherwise be subject to the restrictions on Liens and Sale and Lease-Back Transactions described above, provided that (i) the aggregate Amount of all our debt subject to the restriction on Liens described above plus (ii) the aggregate Attributable Debt in respect of Sale and Lease-Back Transactions that is subject to the restriction on Sale and Lease-Back Transactions above, does not exceed 15% of our Consolidated Net Tangible Assets.

Consolidation, Merger and Sale of Assets

The 6.75% indenture provides that we may not consolidate with, or sell, convey or lease all or substantially all of our properties and assets to, or merge with or into, any other Person, unless:

•	we are the surviving corporation or the successor is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes the due and punctual payment of the principal of and interest on all the notes and the due and punctual performance and observation of our covenants and obligations under the 6.75% indenture; and

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both would become an event of default, has occurred and is continuing under the 6.75% indenture.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each holder of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the 6.75% indenture. In the Change of Control Offer, we will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase.

Within 30 days following any Change of Control, we will deliver a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date of such Change of Control, pursuant to the procedures required by the 6.75% indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the 6.75% indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control provisions of the 6.75% indenture, by virtue of such compliance.

On the Change of Control Payment date, we will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered and not validly withdrawn pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will promptly deliver to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder notes equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such note issued for surrendered but unpurchased notes will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment date.

The provisions described above that require us to make a Change of Control Offer following a change of control will be applicable whether or not any other provisions of the 6.75% indenture are applicable to the change of control event. Except as described above with respect to a change of control, the 6.75% indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the 6.75% indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not validly withdrawn under the Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of us and our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the 6.75% indenture relating to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of our compliance with such securities laws or regulations.

The agreements governing our other debt contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control, and future agreements may contain prohibitions on repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require us to repurchase such notes upon a Change of Control could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on us. In the event a Change of Control occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our senior lenders to the purchase of such notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the 6.75% indenture which could, in turn, constitute a default under such other debt. Finally, our ability to pay cash to the holders of notes upon a repurchase may be limited by our then-existing financial resources. See “Risk Factors—Risks Related to the New Notes—We may be unable to purchase the new notes upon a change of control.”

SEC Reports

If, at any time we are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, we will nevertheless continue to file with the SEC for public availability within the time periods that would have been applicable if we were subject to such reporting requirements:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if we were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on our consolidated financial statements by our independent registered public accounting firm.

Events of Default

Under the 6.75% indenture, each of the following constitutes an event of default with respect to the notes:

•	failure to pay the principal of or premium, if any, on the notes, at maturity or otherwise;

•	failure to pay any interest on the notes when due, continued for 30 days;

•	the failure by us for 30 days after notice to comply with the provisions described under the caption “—Repurchase at the Option of Holders”;

•	failure to perform, or the breach of, any of our other covenants in the 6.75% indenture or the notes, continued for 90 days after written notice; or

•	events of bankruptcy, insolvency or reorganization with respect to us.

In addition to the events of default set forth above, an event of default will be deemed to have occurred with respect to the notes in the event of a failure to pay at maturity or the acceleration of our indebtedness having an aggregate principal amount in excess of the greater of $25.0 million or 5% of our Consolidated Net Tangible Assets under the terms of the instrument under which that indebtedness is issued or secured if that indebtedness is not discharged or the acceleration is not annulled within 10 days after written notice.

If any event of default with respect to the notes occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the notes then outstanding, by written notice to us and to the trustee, may declare the principal amount of such notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization, all outstanding notes will automatically and without any action by the trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on such acceleration, the holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal of or interest on the notes, have been cured or waived as provided in the 6.75% indenture.

Subject to the provisions of the 6.75% indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the 6.75% indenture at the request or direction of any of the holders, unless such holders have offered to the trustee indemnity reasonably satisfactory to it. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder of a note will have any right to institute any proceeding with respect to the 6.75% indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

•	such holder has previously given the trustee written notice of a continuing event of default with respect to the notes;

•	the holders of at least 25% in the aggregate principal amount of notes then outstanding have made written request, and such holder or holders have offered indemnity reasonably satisfactory to the trustee, to the trustee to institute such proceedings as trustee; and

•	the trustee has failed to institute such proceeding and the trustee has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

Such limitations, however, do not apply to a suit instituted by a holder of a note for the enforcement of payment of the principal of or interest on such note on or after its due date.

Defeasance and Covenant Defeasance

We may elect, at our option at any time, to have the provisions of the 6.75% indenture relating to defeasance and discharge of indebtedness and to defeasance of certain restrictive covenants applied to the notes.

Defeasance and Discharge. The 6.75% indenture will provide that, upon the exercise of our option, we will be discharged from all our obligations with respect to the notes (except for certain obligations to exchange or register the transfer of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold moneys for payment in trust).

Defeasance of Certain Covenants. The 6.75% indenture will provide that, upon the exercise of our option with respect to any notes, we may omit to comply with certain restrictive covenants, including those described under “—Limitations on Us and Our Subsidiaries” and “—Repurchase at the Option of Holders” above, and the occurrence of certain events of default will be deemed not to be or result in an event of default, in each case with respect to such notes, subject to the conditions precedent below.

In each case, the defeasance provision will be subject to our depositing in trust for the benefit of the holders of the notes money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such notes on the stated maturity in accordance with the terms of the 6.75% indenture and such notes. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of such notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

In the event we exercised this option with respect to any notes and such notes were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust would be sufficient to pay amounts due on such notes at the time of their respective stated maturities but may not be sufficient to pay amounts due on such notes upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the 6.75% indenture and the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then-outstanding (including consents obtained in connection with a tender offer or exchange offer for such notes), and any existing default or compliance with certain restrictive provisions of the 6.75% indenture may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for the notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

•	reduce the principal or change the fixed maturity of any note;

•	reduce the rate or change the time for payment of interest on any note;

•	waive a default or event of default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

•	change the place of payment of any note or make any note payable in money other than that stated in the note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	make any change in the provisions of the 6.75% indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

•	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver; or

•	make any change in the foregoing amendment and waiver provisions, except to increase the required percentage or to provide that other provisions of the 6.75% indenture cannot be modified or waived without the consent of the holder of each outstanding note.

Notwithstanding the foregoing, without the consent of any holder of notes, we, together with the trustee, may amend or supplement the 6.75% indenture to:

•	cure any ambiguity, defect or inconsistency, provided that such action does not adversely affect the holders in any material respect;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	evidence the assumption of our obligations to holders of notes in the case of a merger, consolidation or sale of assets pursuant to the covenant described under the caption “—Limitations on Us and Our Subsidiaries—Consolidation, Merger and Sale of Assets”;

•	add covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	make any change that does not adversely affect the legal rights under the 6.75% indenture of any such holder in any material respect;

•	add any additional events of default for the benefit of the holders of the notes;

•	establish the form or terms of other series of debt securities as permitted under the 6.75% indenture;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the 6.75% indenture under the TIA; or

•	appoint a successor trustee.

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of notes entitled to give or take any direction, notice, consent, waiver or other action or to vote on any action under the 6.75% indenture, in the manner and subject to the limitations provided in the 6.75% indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders, such action may be taken only by Persons who are holders of outstanding notes on the record date. To be effective, the action must be taken by holders of the requisite principal amount of notes within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by us (or the trustee, if it set the record date), and may be shortened or lengthened from time to time, but not beyond 180 days.

The Trustee

The Bank of New York Mellon Trust Company, N.A. is trustee under the 6.75% indenture.

We maintain banking relations with The Bank of New York Mellon and The Bank of New York Mellon Trust Company, N.A. The Bank of New York Mellon or one of its affiliates also serves as an escrow agent under an escrow agreement to which we are a party. In addition, The Bank of New York Mellon Trust Company, N.A. is successor trustee under other indentures pursuant to which we have issued debt. Pursuant to the TIA, should a default occur with respect to the notes, the trustee would be required to eliminate any conflicting interest as defined in the TIA or resign as trustee with respect to the notes within 90 days of such default unless such default were cured, duly waived or otherwise eliminated.

The trustee may resign at any time or may be removed by us. If the trustee resigns, is removed or becomes incapable of acting as trustee or if a vacancy occurs in the office of the trustee for any cause, a successor trustee shall be appointed in accordance with the provisions of the 6.75% indenture. The 6.75% indenture will provide that in case an event of default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the 6.75% indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The 6.75% indenture and the notes will provide that they are and shall be governed by, and interpreted in accordance with, the internal laws of the State of New York.

Definitions

Set forth below are certain defined terms used in the 6.75% indenture. We refer you to the 6.75% indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this section of the offering memorandum for which no definition is provided.

“Adjusted Treasury Rate” means, as obtained by us, with respect to any redemption date:

(1)	the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; or

(2)	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third business day preceding the redemption date.

“Applicable Premium” means, as determined by the Company with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of such note; and

(2)	the excess, if any, of (a) the present value at such redemption date of (i) the principal amount of such note, plus (ii) all required interest payments due on such note through June 15, 2023 (excluding accrued but unpaid interest and special interest (if any) to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate as of such redemption date plus 50 basis points, over (b) the principal amount of such note.

“Attributable Debt” when used in connection with a Sale and Lease-Back Transaction, means, as of the date of determination, (i) as to any capitalized lease obligations, the liability related thereto set forth on the consolidated balance sheet of the Company and (ii) as to any operating lease, the present value (discounted at the rate per annum equal to the rate of interest set forth or implicit in the term of the lease, as determined in good faith by the board of directors of the Company) of the total obligation of the lessee for net rental payments during the remaining term of the lease (including any period for which an option to extend such lease has been exercised).

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of us and our Subsidiaries, taken as a whole, to any Person;

(2)	we become aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 40% or more of the total voting power of our Voting Stock; or

(3)	we merge, consolidate or amalgamate with or into any other Person or any other Person merges, consolidates or amalgamates with or into us, in any such event pursuant to a transaction in which our outstanding Voting Stock is reclassified into or exchanged for cash, securities or other property, other than any such transaction where:

(a)	our outstanding Voting Stock is reclassified into or exchanged for other Voting Stock of ours or for Voting Stock of the surviving Person, and

(b)	the holders of our Voting Stock immediately prior to such transaction own, directly or indirectly, not less than a majority of our Voting Stock or the surviving Person immediately after such transaction as before the transaction.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to June 15, 2023, provided, however, that if the period from the redemption date to June 15, 2023 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities as disclosed on the consolidated balance sheet of us and our Consolidated Subsidiaries (excluding any deferred income taxes that are included in current liabilities) and (b) all goodwill, trade names, trademarks, patents, unamortized debt issue costs and other like intangible assets, all as set forth on the most recent consolidated balance sheet of us and our Consolidated Subsidiaries and in each case computed in accordance with GAAP.

“Consolidated Subsidiaries” means those Subsidiaries that are consolidated with the Company for financial reporting purposes.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity (such as International Financial Reporting Standards) as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

“Hospital Swap” means an exchange of assets and, to the extent necessary to equalize the value of the assets being exchanged, cash by us or one of our Subsidiaries for one or more hospitals and/or one or more Related Businesses, or for 100% of the Capital Stock of any Person owning or operating one or more hospitals and/or one or more Related Businesses; provided that cash does not exceed 30% of the sum of the amount of the cash and the fair market value of the Capital Stock or assets received or given by us or such Subsidiary in such transaction. Notwithstanding the foregoing, we and our Subsidiaries may consummate two Hospital Swaps in any 12-month period without regard to the requirements of the proviso in the previous sentence.

“Independent Investment Banker” means the Reference Treasury Dealers appointed by us.

“Liens” means liens, mortgages, pledges, charges, security interests or other encumbrances.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means each hospital owned solely by the Company and/or one or more of its Subsidiaries that has an asset value shown on the books of the Company in excess of 5% of the Consolidated Net Tangible Assets of the Company.

“Reference Treasury Dealer” means:

(1)	Barclays Capital Inc. and its successor; provided that, if Barclays Capital Inc. ceases to be a primary U.S. government securities dealer in New York City (which we refer to as a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer; and

(2)	any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Related Business” means a business affiliated or associated with a hospital or any business related or ancillary to the provision of health care services or information or the investment in, or the management, leasing or operation of, any of the foregoing.

“Sale and Lease-Back Transaction” means any arrangement with any Person (other than the Company or a Subsidiary), or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary for a period of more than three years of any Principal Property that has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person (other than the Company or a Subsidiary), to which the funds have been or are to be advanced by such Person on the security of the leased property.

“Senior Debt” means with respect to any Person:

(1)	debt of such Person, whether outstanding on the settlement date or thereafter incurred; and

(2)	all other obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of debt described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such debt or other obligations are subordinated in right of payment to the notes; provided, however, that Senior Debt shall not include:

(1)	any obligation of such Person to us or any Subsidiary of ours;

(2)	any liability for U.S. federal, state, local or other taxes owed or owing by such Person;

(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4)	any debt or other obligation of such Person which is subordinate or junior in any respect to any other debt or other obligation of such Person; or

(5)	that portion of any debt which at the time of incurrence is incurred in violation of the 6.75% indenture.

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, association or other business entity of which more than 50% of the outstanding voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, managing members or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

DESCRIPTION OF THE OLD NOTES

The terms of the old notes are identical in all material respects to those of the new notes, except that: (1) the old notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the registration rights agreement (which rights will terminate upon consummation of the exchange offer, except under limited circumstances); and (2) the new notes will not provide for any additional interest as a result of our failure to fulfill certain registration obligations. The old notes provide that, in the event that the exchange offer is not consummated within 30 business days after the date of effectiveness of the registration statement in which this prospectus is included, or, in certain limited circumstances, in the event a shelf registration statement with respect to the resale of the old notes is not filed within 30 days from the date on which the obligation to file such shelf registration statement arises or is not declared effective within 90 days after such filing, then special interest will accrue on the old notes (in addition to the interest rate on the old notes) for the period from the occurrence of such event until the earlier of such time as the exchange offer is consummated or any required shelf registration statement is effective. During the time that the special interest is accruing continuously, the rate of such special interest shall be 0.25% per annum during the first 90-day period and shall increase by 0.25% per annum for each subsequent 90-day period, but in no event shall such rate exceed 1.0% per annum in the aggregate. The new notes are not, and upon consummation of the exchange offer with respect to the old notes will not be, entitled to any such special interest. As of the date of this prospectus, special interest is accruing in respect of the 5% old notes, and such special interest will cease to accrue upon the consummation of the exchange offer with respect to such old notes. Accordingly, holders of old notes should review the information set forth under “Risk Factors,” “Description of the 5% New Notes and the 5.5% New Notes” and “Description of the 6.75% New Notes.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain U.S. federal income tax considerations relating to the exchange of old notes for new notes pursuant to the exchange offer and the ownership and disposition of the new notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended (referred to herein as the “Code”), Treasury Regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date of this prospectus and all of which are subject to change, possibly on a retroactive basis. As a result, the tax considerations of the exchange of old notes for new notes, and of owning or disposing of the notes could differ from those described below. This summary deals only with new notes that are received in exchange for old notes originally acquired at their initial offering for an amount of cash equal to the “issue price” and that are held as “capital assets” within the meaning of Section 1221 of the Code. This summary does not deal with persons in special tax situations, such as banks or financial institutions, thrifts, insurance companies, S corporations, partnerships or other entities taxed as partnerships, regulated investment companies, real estate investment trusts, tax-exempt entities, controlled foreign corporations, corporations that accumulate earnings to avoid U.S. federal income tax, traders or dealers in securities or currencies, U.S. expatriates or former long-term permanent residents, non-U.S. trusts or estates with U.S. beneficiaries, persons holding the notes as a position in a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction for tax purposes, or U.S. persons (as defined in the Code) whose functional currency is not the U.S. dollar. Further, this discussion does not address the tax consequences under U.S. alternative minimum tax rules, U.S. federal estate or gift tax laws, the tax laws of any U.S. state or locality, any non-U.S. tax laws, or any tax laws other than U.S. federal income tax laws. We will not seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the matters discussed herein and there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

This discussion is for general purposes only. Holders are urged to consult their own tax advisors concerning the tax consequences of the exchange of old notes for new notes, including any U.S. federal tax consequences other than U.S. federal income tax consequences and the tax consequences under the laws of any foreign, state, local or other taxing laws.

Exchange Pursuant to the Exchange Offer

The exchange of old notes for new notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. Holders will not recognize any gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis and holding period in the new notes as they had in the old notes immediately before the exchange. The U.S. federal income tax consequences of holding and disposing of the new notes will be the same as those applicable to the old notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it may be a statutory underwriter and that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealers in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration time of the exchange offer, we will make this prospectus, as it may be amended or supplemented from time to time, available to such broker-dealers for use in connection with any such resales of new notes, or, if earlier, when all new notes subject to the exchange offer have been disposed of by such broker-dealers.

We will not receive any proceeds from the issuance of new notes in the exchange offer or from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own accounts may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in connection with the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

VALIDITY OF THE NOTES

The validity of the new notes offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York and certain matters of Nevada law relating to the validity of the new notes will be passed upon for us by Woodburn and Wedge, Reno, Nevada.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Tenet Healthcare Corporation and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of United Surgical Partners International, Inc. and subsidiaries and European Surgical Partners Limited and subsidiaries as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014, have been incorporated in this Prospectus by reference herein from the Company’s Amendment No. 1 to the Current Report on Form 8-K filed on July 8, 2015 in reliance upon the report of KPMG LLP, independent registered accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

You can learn more about our financial and operational results by reading the annual, quarterly and current reports and other information we file with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to you at the SEC’s web site at http://www.sec.gov.

We “incorporate by reference” certain information in this prospectus, which means that we disclose important information to you by referring you to other documents filed separately with the SEC, which are considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or l5(d) of the Exchange Act until the offering has been completed, other than any information contained in such filings that has been furnished, but not filed, with the SEC, including pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit:

•	Annual Report on Form 10-K for the year ended December 31, 2014 (including those portions of our Definitive Proxy Statement on Schedule 14A filed March 27, 2015 and incorporated by reference therein);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015; and

•	Current Reports on Form 8-K filed with the SEC on March 2, 2015 (amending the Current Report on Form 8-K filed with the SEC on December 4, 2014), March 12, 2015, March 23, 2015 (two reports) (other than Item 7.01), May 8, 2015, June 1, 2015, June 16, 2015 and July 8, 2015 (amending the Current Report on Form 8-K filed with the SEC on June 16, 2015).

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

You may request copies of the above-referenced filings at no cost, by writing or telephoning Tenet’s principal executive offices at the following address:

Tenet Healthcare Corporation

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(469) 893-2200

Attn: Corporate Secretary

$3,500,000,000

TENET HEALTHCARE CORPORATION

New $1,100,000,000 5.00% Senior Notes due 2019 for

Old $1,100,000,000 5.00% Senior Notes due 2019

New $500,000,000 5.50% Senior Notes due 2019 for

Old $500,000,000 5.50% Senior Notes due 2019

New $1,900,000,000 6.75% Senior Notes due 2023 for

Old $1,900,000,000 6.75% Senior Notes due 2023

PROSPECTUS

July 21, 2015

All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent at the numbers and address below. Requests for assistance and for additional copies of the prospectus, the letter of transmittal and other related documents should also be directed to the exchange agent.

The exchange agent for the exchange offer is:

THE BANK OF NEW YORK MELLON

TRUST COMPANY, N.A.

By Facsimile for Eligible Institutions:

(732) 667-9408

Attention: Adam DeCapio

Confirm by Telephone:

(315) 414-3360

By Mail/Overnight Courier/Hand:

The Bank of New York Mellon

Trust Company, N. A.

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attention: Christopher Landers